United States
Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
Manhattan Associates, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or organization)	0-23999 (Commission File Number)	58-2373424 (I.R.S. Employer Identification No.)
2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia
30339
(Address of Principal Executive Offices)
(Zip Code)
(770) 955-7070
(Registrant’s telephone number, including area code)
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2008, Pervinder Johar resigned from his position as Senior Vice President and Chief Technology Officer of Manhattan Associates, Inc. (the “Company”) effective as of January 15, 2009. It is anticipated that Mr. Johar provide transition services to the Company until February 28, 2009.
     Eddie Capel will assume the responsibilities of Mr. Johar in his new position as Executive Vice President—Global Operations. Prior to this promotion, Mr. Capel served as the Company’s Executive Vice President—Product Management and Global Customer Support. Mr. Capel joined the Company in June 2000.
     In connection with Mr. Johar’s resignation, the Company and Mr. Johar entered into a Separation Agreement and Release on December 31, 2008 (the “Separation Agreement”). Under the Separation Agreement, Mr. Johar is entitled to receive a lump sum payment of $20,000, payment for 25 earned vacation days at his current salary and an aggregate amount of $300,000 subject to all standard deductions, to be paid in twenty-four equal bi-monthly payments following the effective date of his resignation. The Separation Agreement also contains covenants relating to non-competition and non-solicitation as well as a general release of the Company.
     The Separation Agreement supersedes all previous agreements entered into between Mr. Johar and the Company with respect to the subject matter of the Separation Agreement, including, but not limited to the Executive Employment Agreement dated March 30, 2006 and the Severance and Non-Competition Agreement, dated March 30, 2006.
     The foregoing summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Separation Agreement and Release by and between the Registrant and Pervinder Johar, dated December 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Manhattan Associates, Inc.
By:	/s/ Dennis B. Story
Dennis B. Story
Senior Vice President and Chief Financial Officer

Dated: January 7, 2009

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Separation Agreement and Release by and between the Registrant and Pervinder Johar, dated December 31, 2008.